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                                                       Registration Nos. 2-98326
                                                                        811-4323

                                     EXHIBIT
                                   EX-99.9(F):




ORGANIZATIONAL EXPENSE REIMBURSEMENT AGREEMENT BETWEEN THE REGISTRANT, ON BEHALF
 OF ITS NEW ENGLAND CAPITAL GROWTH FUND AND TNE INVESTMENT SERVICES CORPORATION

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                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT


         This Agreement, made as of this 31st day of August, 1992, by and between The New England Funds, a Massachusetts business trust (the "Trust"), on behalf of its TNE Capital Growth Fund series (the "Series") and TNE Investment Services Corporation, a Massachusetts corporation (the "Distributor").

WITNESSETH

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 and was and is in the process of organizing the Series;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such organization, which are properly expenses of the Series, that have been and will in the future be paid by the Distributor by reason of the fact that the Series was not or will not be capitalized when such expenses otherwise became or become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Series as a separate series of the Trust and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel's fees, fees and taxes imposed by The Commonwealth of Massachusetts on Massachusetts business trusts, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organization Expenses"):

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. Upon the issuance and sale of shares of beneficial interest of the Series to the public, the Series shall reimburse and pay to the Distributor up to $200,000 of the amounts expended by the Distributor for Organization Expenses for the Series.

         2. Such reimbursement shall be paid by the Series to the Distributor upon demand, without interest, and in no event later than five years from the commencement of operations of the Series. Upon demand for payment, the Distributor shall present copies of invoices or receipts, and copies of cancelled checks or other evidence of payment by the Distributor, of the Organization Expenses for which it is demanding reimbursement.


                                      The New England Funds, on
                                        behalf of its TNE
                                        Capital Growth Fund


                                      /s/HENRY L. P. SCHMELZER
                                      ------------------------
                                      Henry L. P. Schmelzer
                                      President



                                      TNE Investment Services
                                        Corporation


                                      /s/BRUCE R. SPECA
                                      ------------------------
                                      Bruce R. Speca
                                      Senior Vice President


         A copy of the Agreement and Declaration of Trust establishing The New England Funds is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Series.